EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Speizman Industries, Inc. on Form S-8 (relating to the Speizman Industries, Inc. Stock Option Plan for Non- Employee Directors) of our report dated September 1, 1995 appearing in the Speizman Industries, Inc. Annual Report on Form 10-K for the year ended July 1, 1995.



/s/ BDO SEIDMAN, LLP

BDO SEIDMAN, LLP

Charlotte, North Carolina
June 10, 1996









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